Exhibit 23.1

Consent of Independent
Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Non-Qualified Stock Option Agreement – 2006 (Dan Ellis) and the Non-Qualified Stock Option Agreement – 2006 (John Bailey) of LSB Industries, Inc. of our report dated March 23, 2007, except for Notes 2, 3, 10, 13 and 21 and the financial statements schedules listed in the Index at Item 15(a)(2) as to which the date is July 16, 2007, with respect to the consolidated financial statements and schedules of LSB Industries, Inc. included in its amended Annual Report (Form 10-K/A) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Oklahoma City, Oklahoma
September 7, 2007